Exhibit 10.1
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

    THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) by and between Employers Holdings, Inc., a Nevada corporation (the “Company”), and Katherine H. Antonello (the “Employee”), is made, and effective, as of November 17, 2020 (the “Amendment Effective Date”).

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement effective as of August 5, 2019 (the “Existing Agreement”); and

WHEREAS, the Company and the Employee are entering into an amended and restated employment agreement whereby the Employee will become the Chief Executive Officer of the Company effective as of April 1, 2021; and

WHEREAS, in contemplation of the Employee’s promotion to President and Chief Executive Officer of the Company, the Company and the Employee agree to amend the Existing Agreement to provide for an equity award to be granted to the Employee in 2021, and to provide the Employee with additional relocation benefits.

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Section 4(b) of the Existing Agreement is amended to add the following to the end thereof:

“With respect to the Company’s annual equity grants for 2021, the Employee will be entitled to receive a grant of equity awards as described below on the date that the Compensation Committee of the Company’s Board of Directors makes the Company’s 2021 grants to Company executives under its long-term equity grant program. The aggregate value of the 2021 grant will be approximately $800,000, and the award will be in the same combination of types of equity awards, and in the same proportionate allocation, as the equity awards made to such other Company executives at that time; provided that (i) to be entitled to such grant, the Employee must have been continuously employed by the Company from the Amendment Effective Date until such date of grant, and (ii) such grant shall be in lieu of, and not in addition to, the annual equity grant that the Employee would otherwise be entitled to receive under the Company’s 2021 long-term equity grant program.”

2.Appendix A of the Existing Agreement is hereby amended as follows:

a.Bullet eight of Appendix A is amended and restated in its entirety to read as follows:

“Should your family remain in Boca Raton, Florida during your transition within the Reno, Nevada area, the Company will provide airfare or reimbursement for two (2) trips for you to Boca Raton per month, not to exceed five (5) months from the Amendment Effective Date, or alternatively, will provide you with a lump sum payment of $6,000.”

b.The sentence following the ninth bullet of Appendix A is amended and restated in its entirety to read as follows:

“All relocation expenses must be incurred before December 31, 2020, except that the relocation benefits described in bullet 8, as amended by this Amendment, must be incurred before April 1, 2021.”

Except as modified by this Amendment, the Agreement, including Appendix A, is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

COMPANY

                 /s/ Michael J. McSally
                By:    Michael J. McSally
                Title:    Chairman of the Board

                EMPLOYEE

/s/ Katherine H. Antonello
                Katherine H. Antonello